The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 14, 2021.

April 2021
Preliminary Pricing Supplement No. K1727
Registration Statement No. 333-238458-02
Dated April 14, 2021
Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 4, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The securities are unsecured obligations of Credit Suisse, will pay no interest and provide a minimum payment at maturity of only 10% of the principal amount. At maturity, if the Underlying has appreciated in value, investors will receive the principal amount of their investment plus leveraged upside performance of the Underlying, subject to the Maximum Payment at Maturity. If the Underlying has depreciated in value, but the Final Level is greater than or equal to the Buffer Level, investors will receive the principal amount of their investment. However, if the Underlying has depreciated in value beyond the Buffer Level, investors will lose 1% for each 1% decline in the level of the Underlying from the Initial Level to the Final Level beyond the Buffer Amount, subject to a minimum payment at maturity of 10% of the principal amount. Under these circumstances, the Payment at Maturity will be less than the principal amount. You may lose up to $9 per $10 principal amount. The securities are for investors who seek an equity index-based return and who are willing to risk a significant portion of their principal and forgo current income and upside above the Maximum Payment at Maturity in exchange for the leverage feature, which applies for a limited range of upside performance of the Underlying, and for the buffer feature.

All payments on the securities, including the repayment of principal, are subject to the credit risk of Credit Suisse.

KEY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Underlying:	Xtrackers Harvest CSI 300 China A-Shares ETF. For more information on the Underlying, see “Xtrackers Harvest CSI 300 China A-Shares ETF Overview” herein.
Aggregate Principal Amount:	$
Principal Amount:	$10 per security. The securities are offered at a minimum investment of 100 securities at $10 per security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.
Price to Public:	$10 per security (see “Commissions and Price to Public” below)
Payment at Maturity:	If the Final Level is greater than the Initial Level, the lesser of (i) the Maximum Payment at Maturity and (ii) an amount calculated as follows:
$10 + Leveraged Upside Payment
In no event will the Payment at Maturity exceed the Maximum Payment at Maturity.
If the Final Level is less than or equal to the Initial Level but greater than or equal to the Buffer Level, $10
If the Final Level is less than the Buffer Level, an amount calculated as follows:
$10 × (Index Performance Factor + Buffer Amount)
Under these circumstances, the Payment at Maturity will be less than the principal amount of $10. You could lose up to $9 per $10 principal amount.
Leveraged Upside Payment:	$10 × Leverage Factor × Index Percent Increase
Index Percent Increase:	Final Level – Initial Level Initial Level
Index Performance Factor:	Final Level Initial Level
Listing:	The securities will not be listed on any securities exchange.
Key Terms continued on the following page

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Commissions and Price to Public	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per security	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$	$	$

(1) We or one of our affiliates may pay to Morgan Stanley Smith Barney LLC (“MSSB”) varying discounts and commissions of up to $0.25 per $10 principal amount of securities, of which $0.05 per $10 principal amount of securities will be paid as a structuring fee. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

(2) Reflects a structuring fee payable to MSSB by Credit Suisse Securities (USA) LLC (“CSSU”) or one of its affiliates of $0.05 for each security.

The agent for this offering, CSSU, is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $10 principal amount of the securities on the Trade Date will be between $9 and $9.75 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Terms continued from previous page:
Initial Level:	, which is the closing level of the Underlying on the Trade Date. In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.
Final Level:	The closing level of the Underlying on the Valuation Date
Leverage Factor:	200%
Maximum Payment at Maturity:	Expected to be $12.10 per security (121% of the principal amount and to be determined on the Trade Date).
Buffer Amount:	10%
Buffer Level:	Expected to be approximately 90% of the Initial Level (to be determined on the Trade Date)
Trade Date:	Expected to be on or about April 30, 2021
Settlement Date:	Expected to be on or about May 5, 2021 (3 business days after the Trade Date). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
Valuation Date:	May 1, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	May 4, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Events of Default:

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•     a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP/ISIN:	22551F798 / US22551F7987
Distributor:	MSSB. See “Supplemental Plan of Distribution.”
Calculation Agent:	Credit Suisse International

Buffered PLUS Based on the Value of the XTrackers Harvest CSI 300 China A-Shares ETF due May 4, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I−C dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011958/dp130587_424b2-ps1c.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any accompanying product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Value of the Xtrackers Harvest CSI 300 China A-Shares ETF due May 4, 2023 can be used:

▪	As an alternative to direct exposure to the Underlying that enhances returns for a certain range of positive performance of the Underlying, subject to the Maximum Payment at Maturity.

▪	To enhance returns and potentially outperform the Underlying in a moderately bullish scenario.

▪	To achieve similar levels of upside exposure to the Underlying as a direct investment, subject to the Maximum Payment at Maturity, while using fewer dollars by taking advantage of the Leverage Factor.

▪	To obtain a buffer against a specified level of negative performance in the Underlying.

The securities are exposed on a 1:1 basis to the negative performance of the Underlying beyond the Buffer Amount, subject to a minimum payment at maturity of 10% of the principal amount.

Maturity:	Approximately two years
Buffer Amount:	10%, with 1-to-1 downside exposure beyond the Buffer Amount
Buffer Level:	90% of the Initial Level
Leverage Factor:	200% (applicable only if the Final Level is greater than the Initial Level)
Maximum Payment at Maturity:	Expected to be $12.10 per security (121% of the principal amount and to be determined on the Trade Date)
Coupon:	None
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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The securities offer leveraged exposure to a certain range of positive performance of the Xtrackers Harvest CSI 300 China A-Shares ETF. In exchange for enhanced performance of 200% of the appreciation of the Underlying, investors forgo performance above the Maximum Payment at Maturity, which is expected to be $12.10 per security (to be determined on the Trade Date). At maturity, if the Underlying has appreciated in value, investors will receive the principal amount of their investment plus leveraged upside performance of the Underlying, subject to the Maximum Payment at Maturity. If the Underlying has depreciated in value, but the Final Level is greater than or equal to the Buffer Level, investors will receive the principal amount of their investment. However, if the Underlying has depreciated in value beyond the Buffer Level, investors will lose 1% for every 1% decline in the level of the Underlying from the Initial Level to the Final Level beyond the Buffer Amount, subject to a minimum payment at maturity of 10% of the principal amount. Under these circumstances, the Payment at Maturity will be less than the principal amount. Investors may lose up to $9 per $10 principal amount. All payments on the securities are subject to the credit risk of Credit Suisse.

Leveraged Performance	The securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the Underlying within a certain range of positive performance.
Upside Scenario	The Underlying increases in value, and, at maturity, you receive a full return of principal as well as 200% of the increase in the value of the Underlying, subject to the Maximum Payment at Maturity, which is expected to be $12.10 per security (121% of the principal amount and to be determined on the Trade Date). For example, if the Final Level is 3% greater than the Initial Level, the securities will provide a total return of 6% at maturity.
Par Scenario	The Final Level is equal to or less than the Initial Level but greater than or equal to the Buffer Level. In this case, you receive the principal amount of $10 at maturity.
Downside Scenario	The Underlying declines in value beyond the Buffer Level, and, at maturity, the securities redeem for less than the principal amount by an amount proportionate to the decline in the value of the Underlying from the Initial Level to the Final Level beyond the Buffer Level, subject to a minimum payment at maturity of 10% of the principal amount. For example, if the Final Level is 30% less than the Initial Level, the securities will redeem at maturity for a loss of 20% of principal at $8, or 80% of the principal amount. You could lose up to $9 per $10 principal amount.
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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Securities Work

The numbers appearing in the sections below have been rounded for ease of analysis.

Payoff Diagram

The payoff diagram below illustrates the Payment at Maturity on the securities based on the following terms:

Principal Amount:	$10 per security
Buffer Amount:	10%
Buffer Level:	90% of the Initial Level
Leverage Factor:	200%
Maximum Payment at Maturity:	Expected to be $12.10 per security (121% of the principal amount and to be determined on the Trade Date)

Securities Payoff Diagram

See the next page for a description of how the securities work.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How it works

▪	Upside Scenario. If the Final Level is greater than the Initial Level, the investor would receive the $10 principal amount plus 200% of the appreciation of the Underlying from the Initial Level to the Final Level, subject to the Maximum Payment at Maturity. Under the terms of the securities, an investor will realize the Maximum Payment at Maturity at a Final Level of 110.50% of the Initial Level.

▪	If the Underlying appreciates 2%, the investor would receive a 4% return, or $10.40 per security.

▪	If the Underlying appreciates 40%, the investor would receive only the Maximum Payment at Maturity of $12.10 per security, or 121% of the principal amount.

▪	Par Scenario. If the Final Level is equal to or less than the Initial Level but greater than or equal to the Buffer Level, the investor would receive the $10 principal amount

▪	Downside Scenario. If the Final Level is less than the Buffer Level, the investor would receive an amount that is less than the $10 principal amount, based on a 1% loss of principal for each 1% decline in the Underlying from the Initial Level to the Final Level beyond the Buffer Level, subject to a minimum payment at maturity of 10% of the principal amount. Under these circumstances, the Payment at Maturity will be less than the principal amount per security.

▪	If the Underlying depreciates 30%, the investor would lose 20% of the investor’s principal and receive only $8 per security at maturity, or 80% of the principal amount.

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Principal at Risk Securities

Selected Risk Considerations

This section describes the material risks relating to the securities. For a complete list of risk factors, please see any accompanying product supplement, prospectus and prospectus supplement. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

Risks Relating to the Securities Generally

▪	The investment in the securities may result in a loss. If the Final Level is less than the Buffer Level, you will lose 1% of your principal for each 1% decline in the Final Level as compared to the Initial Level beyond the Buffer Level, subject to a minimum payment at maturity of 10% of the principal amount. Any payment on the securities is subject to our ability to pay our obligations as they become due.

▪	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms. Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

▪	Limited appreciation potential. If the Final Level is greater than the Initial Level, for each $10 principal amount of securities, you will be entitled to receive at maturity the lesser of (i) the Maximum Payment at Maturity and (ii) the sum of $10 and the Leveraged Upside Payment, which will equal the product of (a) $10, (b) the Leverage Factor and (c) the percentage change of the Underlying from the Initial Level to the Final Level. The Payment at Maturity will not exceed the Maximum Payment at Maturity, regardless of the appreciation in the level of the Underlying, which may be significant.

▪	The securities do not pay interest. We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity at maturity is based on the performance of the Underlying. Because the Payment at Maturity due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

▪	The probability that the Final Level will be less than the Buffer Level will depend on the volatility of the Underlying. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level could be less than the Buffer Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities described herein is respected, there is a substantial risk that a security will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

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Principal at Risk Securities

Risks Relating to the Underlying

▪	There are risks associated with the Underlying. Although shares of the Underlying are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by the Underlying. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the securities. For additional information on the Underlying, see “Xtrackers Harvest CSI 300 China A-Shares ETF Overview” herein.

▪	The performance and market value of the Underlying, particularly during periods of market volatility, may not correlate to the performance of the Tracked Index. The Underlying will generally invest in all of the equity securities included in the index tracked by the Underlying, the “Tracked Index,” but may not fully replicate the Tracked Index. There may be instances where the investment advisor for the Underlying may choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that such investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For these reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index. For additional information on the Underlying, see “Xtrackers Harvest CSI 300 China A-Shares ETF Overview” herein.

▪	Foreign securities market risk. Some or all of the assets included in the Underlying are issued by foreign companies and trade in a foreign securities market. Investments in the securities therefore involve risks associated with the securities market in that country, including risks of volatility in that market, government intervention in that market and cross shareholdings in companies in such country. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the Underlying may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the Underlying, and therefore the performance of the Underlying and the value of the securities.

▪	Emerging market risk. The Underlying is exposed to the political and economic risks of an emerging market country. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the securities.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Currency exchange risk. Because the prices of the equity securities included in the Underlying are converted into U.S. dollars for purposes of calculating the level of the Underlying, investors will be exposed to currency exchange rate risk with respect to the non-U.S. currency in which the equity securities included in the Underlying trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the Underlying, the level of the Underlying and the value of the securities.

▪	Government regulatory action, including legislative acts and executive orders, could result in material changes to the Underlying and could negatively affect your return on the securities. Government regulatory action, including legislative acts and executive orders, could materially affect the Underlying. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange-traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

▪	The securities are subject to the risks associated with mid- and small-capitalization companies. Some of the equity securities included in the Underlying are issued by companies with mid-size or relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, mid- and small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Underlying may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

▪	No ownership rights relating to the Underlying. Your return on the securities will not reflect the return you would realize if you actually owned the shares of the Underlying or the assets that comprise the Underlying. The return on your investment is not the same as the total return you would receive based on the purchase of shares of the Underlying or the assets that comprise the Underlying. For example, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the shares of the Underlying or the assets that comprise the Underlying.

▪	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

Risks Relating to the Issuer

▪	The securities are subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	Credit Suisse is subject to Swiss regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit

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Principal at Risk Securities

Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity. We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the securities, including in the Underlying or instruments related to the Underlying. We, any dealer or any of our or their respective affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. For instance, as calculation agent, Credit Suisse International will determine the Initial Level and the Payment at Maturity. Moreover, certain determinations made by Credit Suisse International, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor underlying or calculation of the closing level in the event of a market disruption event or discontinuance of the Underlying. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. In addition, hedging activities by us or our affiliates on or prior to the Trade Date could potentially increase the Initial Level, and therefore, could increase the level at or above which the Underlying must close so that you are not exposed to the negative performance of the Underlying on the Valuation Date. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	Unpredictable economic and market factors will affect the value of the securities. The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlying;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

▪	The estimated value of the securities on the Trade Date may be less than the Price to Public. The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	Effect of interest rate in structuring the securities. The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

▪	Secondary market prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account

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statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

▪	Lack of liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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Xtrackers Harvest CSI 300 China A-Shares ETF Overview

We have derived all information contained herein regarding the Xtrackers Harvest CSI 300 China A-Shares ETF from publicly available information. Such information reflects the policies of, and is subject to change by, DBX Advisors LLC, which maintains and manages the Xtrackers Harvest CSI 300 China A-Shares ETF and acts as investment advisor to the Xtrackers Harvest CSI 300 China A-Shares ETF, and Harvest Global Investments Limited, which acts as subadvisor to the Xtrackers Harvest CSI 300 China A-Shares ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the Xtrackers Harvest CSI 300 China A-Shares ETF.

The Xtrackers Harvest CSI 300 China A-Shares ETF is an exchange-traded fund that seeks investment results that correspond generally to the performance, before fees and expenses, of the CSI 300 Index.

DBX ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the Xtrackers Harvest CSI 300 China A-Shares ETF. Information filed by DBX ETF Trust with the SEC under the Securities Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-170122 and 811-22487. Shares of the Xtrackers Harvest CSI 300 China A-Shares ETF are listed on the NYSE Arca under ticker symbol “ASHR.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus.

Information as of market close on April 13, 2021:

Bloomberg Ticker Symbol:	ASHR UP
Current Closing Level:	$37.81
52 Weeks Ago (on 4/14/2020):	$27.04
52 Week High (on 2/17/2021):	$46.40
52 Week Low (on 5/1/2020):	$25.99

The following graph sets forth the daily closing levels of the Underlying for the period from January 4, 2016 through April 13, 2021. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the Underlying for each quarter in the same period. The closing level of the Underlying on April 13, 2021 was $37.81. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. You should not take the historical values of the Underlying as an indication of its future performance, and no assurance can be given as to the closing level of the Underlying on the Valuation Date. The graph below may have been adjusted to reflect certain corporation actions such as stock splits and reverse stock splits.

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Xtrackers Harvest CSI 300 China A-Shares ETF Daily Closing Levels ($) January 4, 2016 to April 13, 2021

Xtrackers Harvest CSI 300 China A-Shares ETF	High	Low	Period End
2016
First Quarter	$25.96	$21.08	$24.55
Second Quarter	$25.19	$22.68	$23.76
Third Quarter	$26.02	$23.59	$24.58
Fourth Quarter	$26.18	$23.45	$23.45
2017
First Quarter	$25.50	$23.89	$25.13
Second Quarter	$27.26	$24.02	$27.26
Third Quarter	$30.00	$27.05	$29.19
Fourth Quarter	$32.45	$29.26	$31.03
2018
First Quarter	$34.85	$29.77	$31.28
Second Quarter	$31.39	$25.89	$26.53
Third Quarter	$27.01	$23.56	$25.35
Fourth Quarter	$25.40	$21.68	$21.93
2019
First Quarter	$28.78	$21.51	$28.73
Second Quarter	$30.79	$25.66	$28.16
Third Quarter	$29.00	$25.61	$27.09
Fourth Quarter	$29.64	$26.81	$29.64
2020
First Quarter	$30.88	$24.65	$25.89
Second Quarter	$29.71	$25.44	$29.71
Third Quarter	$35.94	$30.36	$34.48
Fourth Quarter	$40.06	$34.58	$40.06
2021
First Quarter	$46.40	$37.60	$38.62
Second Quarter (through April 13, 2021)	$39.42	$37.80	$37.81

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as described herein is respected, there is a substantial risk that your purchase of a security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with

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respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of up to $0.25 per $10 principal amount of securities. MSSB and its financial advisors will collectively receive from CSSU varying discounts and commissions of up to $0.25 for each security they sell, of which $0.05 per $10 principal amount of securities reflects a structuring fee. CSSU may reallow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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